EXHIBIT 12

                DEUTSCHE BANK TRUST CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                                                              Three Months
                                                                                  Ended
                                               Year Ended December 31,          March 31,
                                    --------------------------------------------------------
Earnings:                           1997       1998       1999       2000     2001     2002
                                    ----       ----       ----       ----     ----     ----
 1. Income (loss) before
     income taxes                 $ 1,239    $   (77)   $(1,415)   $   900  $   333  $    51
 2. Add: Fixed charges
          excluding capitalized
          interest
          (Line 10)                 5,959      6,954      3,654      3,027    1,928      236
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates               (117)        15         75         42      264       36
                                  -------    -------    -------    -------  -------  -------
 4. Earnings including
     interest on deposits           7,315      6,862      2,164      3,885    1,997      251
 5. Less: Interest on
           deposits                 2,076      2,195      1,424        998      641      107
                                  -------    -------    -------    -------  -------  -------
 6. Earnings excluding
     interest on deposits         $ 5,239    $ 4,667    $   740    $ 2,887  $ 1,356  $   144
                                  =======    =======    =======    =======  =======  =======
Fixed Charges:
 7. Interest Expense              $ 5,926    $ 6,919    $ 3,612    $ 2,988  $ 1,912  $   234
 8. Estimated interest
     component of net
     rental expense                    33         35         42         39       16        2
 9. Amortization of debt
     issuance expense                  --         --         --         --       --       --
                                  -------    -------    -------    -------  -------  -------
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest           5,959      6,954      3,654      3,027    1,928      236
11. Add: Capitalized
          interest                     --         --         --         --       --       --
                                  -------    -------    -------    -------  -------  -------
12. Total fixed charges             5,959      6,954      3,654      3,027    1,928      236
13. Less: Interest on
           deposits
           (Line 5)                 2,076      2,195      1,424        998      641      107
                                  -------    -------    -------    -------  -------  -------
14. Fixed charges excluding
     interest on deposits         $ 3,883    $ 4,759    $ 2,230    $ 2,029  $ 1,287  $   129
                                  =======    =======    =======    =======  =======  =======

Consolidated Ratios of Earnings
 to Fixed Charges:
Including interest on deposits
   (Line 4/Line 12)                  1.23        .99        N/A       1.28     1.04     1.06
                                  =======    =======    =======    =======  =======  =======
Excluding interest on deposits
   (Line 6/Line 14)                  1.35        .98        N/A       1.42     1.05     1.12
                                  =======    =======    =======    =======  =======  =======

For the years ended December 31, 1999 and 1998, earnings, as defined, did not cover fixed charges, including and excluding interest on deposits by $1,490 million and $92 million, respectively, as a result of a net loss recorded during the period.

N/A - Not Applicable